Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-128859 and 333-146904) on Form S-8 of our report dated June 19, 2009 appearing in the annual report on Form 11-K of The Gillette Company Employees' Savings Plan as of December 31, 2008 and for the year then ended.

/s/ Plante & Moran, PLLC

Southfield, Michigan
March 24, 2010